EXHIBIT 99.16


AN IMPORTANT MESSAGE

                            THE ASARCO CYPRUS MERGER:
                   THE ONLY TRANSACTION THAT YOU CAN COUNT ON
                                TO DELIVER VALUE

Dear Cyprus Amax and Asarco Shareholders:

The Boards of Directors of Cyprus Amax and Asarco unanimously recommend that shareholders VOTE FOR the proposed merger of Cyprus Amax and Asarco on September
30. The Boards and managements of both companies are convinced that only this transaction delivers to you your fair share of the value of combining our two companies. The Boards, assisted by their independent financial and legal advisors, thoroughly reviewed Phelps Dodge's exchange offers and determined they are inadequate and not in the best interests of Cyprus Amax and Asarco shareholders. The full details of these determinations are contained in the
Schedule 14D-9 which is being mailed to you separately.

In recommending the Asarco Cyprus merger, the Boards view shareholders as having the opportunity:

     o To be the owners of the largest publicly-traded copper company in the world with an estimated cash cost of 50 cents per pound;

     o To benefit from 100% of an estimated $275 million of annual savings achievable from our combination;

     o To receive an immediate special cash payment of $5.00 per Asarco Cyprus share, following completion of the proposed merger on September 30.

In short, the new Asarco Cyprus will be a premier copper investment.

IN THE 3-WAY DEAL PROPOSED BY PHELPS DODGE, WE BELIEVE ASARCO CYPRUS WOULD
BRING:

               o   57% of production            o   60% of the copper margin
               o   61% of reserves              o   92% of the synergies
               o   Lower cash costs             o   91% of the cash
               o   4 of the 5 lowest cost
                   mines

          IN SHARP CONTRAST, PHELPS DODGE WANTS TO TAKE A SUBSTANTIAL PERCENTAGE OF YOUR VALUE FOR ITS OWN SHAREHOLDERS, GIVING ASARCO CYPRUS SHAREHOLDERS ONLY 43% OWNERSHIP OF THE 3-WAY ENTERPRISE.

          Phelps Dodge calls the Asarco Cyprus offer requesting an ownership interest of just 50% of the value "unreasonable." We disagree, it is eminently fair.

PHELPS DODGE IS TRYING TO COERCE CYPRUS AMAX AND ASARCO SHAREHOLDERS INTO DOING A TRANSACTION THAT IS NOT IN YOUR BEST INTERESTS. IT IS UNWILLING TO GIVE YOU FAIR VALUE. IT IS UNWILLING TO COMMIT TO DOING A TRANSACTION IF SHAREHOLDERS APPROVE THE ASARCO CYPRUS MERGER ON SEPTEMBER 30. AND IT IS UNWILLING TO PRESENT YOU WITH A COMPETITIVE DEAL READY FOR COMPLETION.

Compare the certainties of the proposed Asarco Cyprus merger with the uncertainties of Phelps Dodge's offer:

--------------------------------------------------------------------------------

          ASARCO CYPRUS                                           PHELPS DODGE
          -------------                                           ------------
o   September 30 shareholder vote                  o   No Phelps Dodge shareholder vote by September 30
o   All regulatory  consents  obtained             o   Unknown  closing date, if ever
o   Fully  negotiated  and  effective  merger      o   Uncertain  timing  of antitrust clearance
    agreement                                      o   Exchange offer is subject to numerous conditions
                                                   o   No form of merger agreement proposed

--------------------------------------------------------------------------------

THE ONLY TRANSACTION CYPRUS AMAX AND ASARCO SHAREHOLDERS CAN COUNT ON TO REALIZE VALUE IS THE ASARCO CYPRUS MERGER. THE ONLY TRANSACTION CYPRUS AMAX AND ASARCO SHAREHOLDERS CAN COUNT ON TO BE COMPLETED BY SEPTEMBER 30 IS THE ASARCO CYPRUS MERGER.

Cyprus Amax and Asarco shareholders need not be stampeded by Phelps Dodge or its self-serving agenda.

VOTE FOR THE ASARCO CYPRUS MERGER ON SEPTEMBER 30. DESPITE WHAT PHELPS DODGE WOULD LIKE YOU TO BELIEVE, IT IS THE ONLY TRANSACTION YOU CAN COUNT ON.

To VOTE FOR the Asarco Cyprus merger transaction, please sign and return the WHITE proxy card.

On behalf of the Boards of Directors and all of us at Cyprus Amax and Asarco, we thank you for your support.



Sincerely,



/s/ Francis R. McAllister                            /s/ Milton H. Ward
Francis R. McAllister,                               Milton H. Ward,
Chairman and Chief Executive Officer                 Chairman, Chief Executive Officer and President
ASARCO Incorporated                                  Cyprus Amax Minerals Company

--------------------------------------------------------------------------------


----------------------------------IMPORTANT-------------------------------------


             If you need assistance or information, please call our
                                proxy solicitors:


         Asarco Shareholders                        Cyprus Amax Shareholders
                                                         GEORGESON
         MORROW & CO., INC                               SHAREHOLDER
                                                     COMMUNICATIONS INC

         at (800) 662-5200                            at (800) 223-2064